Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Critical Metals Corp. of our report dated March 28, 2025, with respect to the audited financial statements of Tanbreez Mining Greenland A/S for the years ended December 31, 2024 and 2023, appearing in Critical Metal Corp.’s Current Report on Form 6-K dated March 28, 2025.

/s/ Marcum llp

Houston, Texas

October 31, 2025